                                   SCHEDULE F
                                   ----------

                  FEE SCHEDULE FOR BRINSON RELATIONSHIP FUNDS
                  -------------------------------------------

                Accounting, Administration, Transfer Agency and
                      CUSTODY SERVICES ANNUAL FEE SCHEDULE


1. On an annual basis, 0.25 basis points of the average weekly U.S. assets of the Customer, 5.25 basis points of the average weekly non-U.S. assets of the Customer, 32.50 basis points of the average weekly emerging markets equity assets of the Customer and 1.90 basis points of average weekly emerging markets debt assets of the Customer.

     There will be an annual fee of $25 for each shareholder account within the Brinson Relationship Funds.

     An additional fee of 7.50 basis points will be charged for administrative duties. PLEASE NOTE: The additional fee of 7.50 basis points can ONLY be charged up to the extent it does not make a fund exceed its expense cap. Please see below for the expense caps of each fund within the Brinson Relationship Funds:

          Fund                                              Expense Cap
          ----                                              -----------
     Brinson Global Securities Fund                         5 basis points
     Brinson Short-Term Fund                                5 basis points
     Brinson Emerging Markets Equity Fund                   50 basis points
     Brinson Emerging Markets Debt Fund                     50 basis points
     Brinson Post-Venture Fund                              0 basis points
     Brinson High Yield Fund                                0 basis points
     Brinson Bond Plus Fund                                 5 basis points
     Brinson U.S. Equity Fund                               1 basis point
     Brinson U.S. Large Capitalization Equity Fund          1 basis point
     Brinson U.S. Intermediate Capitalization Equity Fund   1 basis point
     Brinson EXDEX(R) Fund                                  1 basis point
     Brinson Non-U.S. Equity Fund                           6 basis points
     Brinson U.S. Bond Fund                                 1 basis point
     Brinson U.S. Short/Intermediate Fixed Income Fund      1 basis point
     Brinson Global Equity Fund                             5 basis points

     NO FEE (asset based or otherwise) will be charged on any investments made by any fund into any other fund managed by Brinson Partners, Inc. Fees are to be charged ONLY

                                                                      SCHEDULE F
                                                                      ----------

where actual non-Brinson Partners, Inc.-sponsored investment company or series securities are held. Assets of a series which are invested in another Brinson Partners, Inc.-sponsored investment company or series shall not be counted in determining whether or not the charging of the 7.50 basis points charge for administrative duties would cause a fund to exceed its fee cap and shall not be counted in determining the amount of assets subject to the 7.50 basis points.

For purposes of this Schedule F, the "average weekly U.S. assets of the customer" means the average weekly U.S. assets custodied within the United States of the Customer as calculated by the Accounting Agent for the month for which the statement reflecting the charges for a given month relates. For purposes of this Schedule F, the "average weekly non-U.S. assets of the customer" means the average weekly balance of countries included in the Morgan Stanley Capital World Ex-U.S.A. (free) Index or the Salomon Non-U.S. Government Bond Index (including assets with a country of issue of the European Economic Community and held in Euroclear or CEDEL) custodied outside the United States of the Customer as calculated by the Accounting Agent for the month for which the statement reflecting the charges for a given month relates. For purposes of this Schedule F, the "average weekly emerging markets equity assets of the customer" means the average weekly balance of the countries included in the International Finance Corporation Global Index (excluding countries included in the Morgan Stanley Capital World Ex-U.S.A. (free) Index or the Salmon Non-U.S. Government Bond Index, but including assets with a country of issue in the local market contained in such index that are held in Euroclear or CEDEL) custodied outside the United States of the Brinson Emerging Markets Equity Fund as calculated by the Accounting Agent for the month for which the statement reflecting the charges for a given month relates. For purposes of this Schedule F, the "average weekly emerging markets debt assets of the customer" means the average weekly balance of the countries included in the J.P. Morgan Emerging Markets Bond Index Plus custodied outside the United States of the Brinson Emerging Markets Debt Fund (including assets with a country of issue in the local market contained in such index that are held in Euroclear or CEDEL) as calculated by the Accounting Agent for the month for which the statement reflecting the charges for a given month relates.

Those fees include all out-of-pocket expenses or transaction charges incurred by the accountant, administrator, transfer agent and custodian with the exception of the following.

                                                                      SCHEDULE F
                                                                      ----------

     The Customer will be billed directly by Other Parties for the following direct Customer expenses or transaction charges:

     (1)  taxes;

     (2) salaries and other fees of officers and directors who are not officers, directors, shareholders or employees of Other Parties. or the Customer's investment adviser;

     (3) SEC and state Blue Sky registration and qualification fees, levies, fines and other charges;

     (4)  EDGAR filing fees;

     (5)  independent public accountants;

     (6)  insurance premiums including fidelity bond premiums;

     (7)  outside legal expenses;

     (8)  costs of maintenance of corporate existence;

     (9) expenses of typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Customer;

     (10) expenses of printing and production costs of shareholders' reports and proxy statements and materials;

     (11) trade association dues and expenses; and

     (12) travel and lodging expenses of the Customer's directors and officers who are not directors, officers and/or employees of Other Parties.

     Customer will not be billed directly for any direct Customer Expenses of pay any other direct Customer expenses, unless the payment of such direct expenses is agreed to in writing by Customer.

2. Upon termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination or the date after which the provision of services ceases, whichever is later, shall be prorated according to the proportion which such part bears to the fun monthly period and shall be payable upon

                                                                      SCHEDULE F
                                                                      ----------

     the date of such termination or the date after which the provision of the service ceases, whichever is later.


     This Schedule F has been amended and agreed to by the undersigned as of this 27th day of August, 1997.


                                 BRINSON RELATIONSHIP FUNDS



                                 By:  /s/ E. Thomas McFarlan
                                      ----------------------

                                 Title:  President



                                 MORGAN STANLEY TRUST COMPANY



                                 By:  /s/ G. Federico
                                      ---------------

                                 Title:  Principal